As filed with the Securities and Exchange Commission on June 5, 2007
Registration Statement No. 333-129997

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

MRU Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	33-0954381
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1114 AVENUE OF THE AMERICAS
30TH FLOOR
NEW YORK, NEW YORK 10036
(212) 398-1780
(Address and Telephone Number of Principal Executive Offices Including Zip Code)

MRU HOLDINGS, INC. AMENDED AND RESTATED 2004 INCENTIVE PLAN
(Full Title of the Plan)

EDWIN J. MCGUINN, JR.
CHIEF EXECUTIVE OFFICER
1114 AVENUE OF THE AMERICAS
30TH FLOOR
NEW YORK, NEW YORK 10036
(212) 398-1780
(Name, address and telephone number of agent for service)

COPY TO:

DAVID S. GUIN, ESQ.
MCGUIREWOODS LLP
77 WEST WACKER DRIVE, SUITE 4100
CHICAGO, ILLINOIS 60601
(312) 849-8100

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, par value $0.001 per share	3,000,000	$6.41	$19,230,000	$591.00

(1)	Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.
(2)
Calculated pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act of 1933, as amended solely for purposes of calculating the registration fee. The price is based on the average of the high and low sales prices of the registrant’s common stock on May 31, 2007, as reported on the NASDAQ Stock Market.

Explanatory Note

This Post-Effective Amendment No. 1 to this Registration Statement on Form S-8 (the “Registration Statement”) is filed by MRU Holdings, Inc. (the “Company”) to register an additional 3,000,000 shares of common stock, par value $0.001 of the Company (the “Common Stock”). These shares of Common Stock are reserved for issuance under the MRU Holdings, Inc. Amended and Restated 2004 Incentive Plan (the “Plan”). The Company has previously registered 5,000,000 shares of Common Stock under the Plan (prior to the amendment and restatement thereof) by filing a Registration Statement on Form S-8 on November 30, 2005 (the “2005 Registration Statement”).

The Plan was initially adopted by the Board of Directors of the Company (the “Board”) and amended and approved by the holders of a majority of the shares eligible to vote, effective September 20, 2005. On March 23, 2007, the Board approved the restatement of the Plan with amendments that would, among other things, increase the number of shares of Common Stock that may be issued pursuant to the Plan. On May 14, 2007, the Plan, as amended and restated, was approved by the holders of a majority of the shares eligible to vote.

Pursuant to General Instruction E to Form S-8, the contents of the 2005 Registration Statement are incorporated herein by reference to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference herein or therein.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to persons to whom the information is required to be given as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Those documents and the documents incorporated by reference in this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference in this Registration Statement the following documents which have been filed with the Securities and Exchange Commission (the “SEC”):

(a) The Company’s Annual Report on Form 10-KSB/A for the fiscal year ended June 30, 2006, filed with the SEC on February 12, 2007, File No. 001-33073.

(b) The Company’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2006, filed with the SEC on September 29, 2006, File No. 001-33073.

(c) The Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2007, filed with the SEC on May 15, 2007, File No. 001-33073.

(d) The Company’s Quarterly Report on Form 10-QSB for the quarter ended December 31, 2006, filed with the SEC on February 14, 2007, File No. 001-33073.

(e) The Company’s Quarterly Report on Form 10-QSB/A for the quarter ended September 30, 2006, filed with the SEC on February 12, 2007, File No. 001-33073.

(f) The Company’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006, filed with the SEC on November 14, 2006, File No. 001-33073.

(g) The Company’s Current Report on Form 8-K, filed with the SEC on December 8, 2006, File No. 001-33073 (Items 4.02 and 9.01).

(h)  The Company’s Current Report on Form 8-K, filed with the SEC on October 25, 2006, File No. 001-33073 (Items 8.01 and 9.01).

(i) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, filed with the SEC on October 10, 2006, File No. 001-33073.

All documents subsequently filed with the SEC by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents (except for information furnished under Items 2.02 and 7.01 of Form 8-K, which is not deemed filed and not incorporated by reference herein).

Item 4.  Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

We are incorporated in the State of Delaware. Section 145(a) of the General Corporation Law of the State of Delaware (“DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had no cause to believe his conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

Section 102(b)(7) of the DGCL provides that a corporation in its certificate of incorporation may eliminate or limit personal liability of members of its board of directors for breach of a director’s fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching the duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. Our Certificate of Incorporation contains such a provision.

Our bylaws include an indemnification provision under which we have the power to indemnify our directors, officers and former officers and directors (including heirs and personal representatives) against all costs, charges and expenses actually and reasonably incurred, including an amount paid to settle an action or satisfy a judgment to which the director or officer is made a party by reason of being or having been a director or officer of us or any of our subsidiaries.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description	Incorporated by Reference to Filings Indicated
4.1	MRU Holdings, Inc. Amended and Restated 2004 Incentive Plan
5.1	Opinion of McGuireWoods LLP
23.1	Consent of Independent Auditors
23.2	Consent of Counsel (filed as part of Exhibit 5.1)	Exhibit 5.1 to this Registration Statement on Form S-8

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of New York, State of New York, on this 5th day of June, 2007.

MRU HOLDINGS, INC.

By:	/s/ Edwin J. McGuinn, Jr.
Edwin J. McGuinn, Jr.
Chairman of the Board and
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ Edwin J. McGuinn, Jr.
Edwin J. McGuinn, Jr.	Chairman of the Board and Chief Executive Officer

/s/ Raza Khan
Raza Khan	President and Director

/s/ Vishal Garg
Vishal Garg	Chief Financial Officer, Secretary and Director

/s/ Michael M. Brown
Michael M. Brown	Director

/s/ C. David Bushley
C. David Bushley	Director

/s/ Sunil Dhaliwal
Sunil Dhaliwal	Director

/s/ Richmond T. Fisher
Richmond T. Fisher	Director

Andrew Mathieson	Director

EXHIBIT INDEX

Exhibit No.	Description	Incorporated by Reference to Filings Indicated
4.1	MRU Holdings, Inc. Amended and Restated 2004 Incentive Plan
5.1	Opinion of McGuireWoods LLP
23.1	Consent of Independent Auditors
23.2	Consent of Counsel (filed as part of Exhibit 5.1)	Exhibit 5.1 to this Registration Statement on Form S-8